Exhibit 99.1

Warrior Met Coal Reports Fourth Quarter and Full Year 2021 Results

Achieved largest quarterly Net Income and Earnings Per Share in three years
Successfully completed debt refinancing to position Company for long term success
Sets out guidance for 2022

BROOKWOOD, AL - February 22, 2022 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full-year 2021. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported a fourth quarter 2021 net income of $138.5 million, or $2.68 per diluted share, compared to a net loss of $33.7 million, or $0.66 per diluted share, in the fourth quarter of 2020. Adjusted net income for the fourth quarter of 2021 was $3.17 per diluted share compared to an adjusted net loss of $0.63 per diluted share in the fourth quarter of 2020. The Company reported Adjusted EBITDA of $240.2 million in the fourth quarter of 2021, compared to Adjusted EBITDA of $9.2 million in the fourth quarter of 2020.

“With strong customer demand and our ability to capitalize on a favorable pricing environment, we are pleased to report a record quarterly Adjusted EBITDA and the best quarterly financial performance in three years,” commented Walt Scheller, CEO of Warrior. “Global supply remained tight during the quarter, even with China continuing to reduce its steel production. We continue to be well-positioned from a cost and supply standpoint to take advantage of the current strong market for high quality premium met coal, which has been strengthened by robust economic growth.”

“Our decision to refinance our senior notes and ABL facility at this time accomplishes several important goals. It enhances our already strong balance sheet and financial position, takes advantage of current low borrowing costs, modestly lowers our cash interest expense and furthers our financial flexibility as we pursue the creation of long-term shareholder value. It will also position us to resume our growth strategy and increase our return of cash to shareholders in the future,” commented Dale Boyles, CFO of Warrior.

Warrior reported full year 2021 net income of $150.9 million and adjusted net income of $227.7 million, or net income of $2.93 per diluted share and adjusted net income of $4.43 per diluted share, compared to a net loss of $35.8 million and adjusted net loss of $34.8 million, or net loss of $0.70 per diluted share and adjusted net loss of $0.68 per diluted share, in 2020. The Company reported Adjusted EBITDA of $457.0 million for the full year 2021 compared to $108.3 million in 2020.

Operating Results
The Company produced 1.1 million short tons of met coal in the fourth quarter of 2021 compared to 1.8 million short tons in the fourth quarter of 2020. Fourth quarter production was the result of running both longwalls and four continuous miner units at Mine No. 7 and one continuous miner unit at Mine No. 4. For the full year of 2021, the Company produced 5.6 million short tons, or a decrease of 28.7% compared to 2020. Sales volume in the fourth quarter of 2021 was 1.4 million short tons compared to 2.2 million short tons in the fourth quarter of 2020. Sales volumes for the full year 2021 were 6.3 million short tons, or a decrease of 15.4% compared to 2020. Inventory levels decreased to 243 thousand short tons at the end of December 31, 2021 from the 998 thousand short tons at the end of 2020.

Additional Financial Results
Total revenues were $415.5 million for the fourth quarter of 2021, including $396.8 million in mining revenues, which consisted of met coal sales of 1.4 million short tons at an average net selling price of $273.84 per short ton, net of demurrage and other charges. This compares to total revenues of $212.3 million in the fourth quarter of 2020. The average net selling price of the Company's met coal increased 193% from $93.54 per short ton in the fourth quarter of 2020 to $273.84 per short ton in the fourth quarter of 2021. During the fourth quarter of 2021, the Company's gross price realization was 85% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the “Platts Index”) price, primarily reflecting the timing of shipments. The year-over-year increase in revenues is primarily attributed to improved met coal pricing, partially offset by lower sales volume.

Cost of sales for the fourth quarter of 2021 was $155.2 million compared to $191.5 million for the fourth quarter of 2020. Cash cost of sales (including mining, transportation and royalty costs) for the fourth quarter of 2021 were $153.3 million, or 38.6% of mining revenues, compared to $190.4 million, or 92.3% of mining revenues in the same period of 2020. Cash cost of sales (free-on-board port) per short ton increased to $105.80 in the fourth quarter of 2021 from $86.37 in the fourth quarter of 2020, reflecting higher met coal sales prices and its effect on Warrior's variable cost structure. The full year 2021 cash cost of sales per short ton was $87.48 compared to $83.74 in for the full year 2020.

Selling, general and administrative expenses for the fourth quarter of 2021 were $9.4 million, or 2.3% of total revenues. Depreciation and depletion costs for the fourth quarter of 2021 were $39.4 million, or 9.5% of total revenues. Warrior incurred net interest expense of $9.4 million during the fourth quarter of 2021, which was higher than the same quarter last year primarily due to interest on new equipment financing leases.

Business interruption expenses were $7.5 million in the fourth quarter of 2021 and represent non-recurring expenses that are directly attributable to the ongoing UMWA strike for incremental safety and security, labor negotiations and other expenses. Idle mine expenses were $13.7 million in the fourth quarter of 2021 and represent expenses incurred with the idling of Mine No. 4 and reduced operations at Mine No. 7, such as electricity, insurance and maintenance labor.

The loss on early extinguishment of debt of $9.7 million in the fourth quarter of 2021 represents the write-off of debt issuance costs and premiums paid in connection with the redemption of the Company's outstanding 8.00% senior secured notes due 2024 (the “Existing Notes”).

Income tax expense was $26.7 million in the fourth quarter of 2021 due to income before income taxes of $165.1 million offset partially by an income tax benefit for depletion and additional marginal gas well credits. This compares to an income tax benefit of $10.8 million in the fourth quarter of 2020.

Cash Flow and Liquidity
The Company generated cash flows from operating activities in the fourth quarter of 2021 of $174.7 million, compared to $30.5 million in the fourth quarter of 2020. Capital expenditures for the fourth quarter of 2021 were $23.7 million, resulting in free cash flow of $151.0 million. Free cash flow was $149.8 million better than the fourth quarter of 2020 and reflected higher realized prices, lower sales volume and conscious management of expenses.

Net working capital, excluding cash, for the fourth quarter of 2021 increased by $33.8 million from the third quarter of 2021, primarily reflecting an increase in accounts receivable due to higher sales volume.

Cash flows used in financing activities for the fourth quarter of 2021 were $23.5 million, primarily due to the redemption of the Existing Notes of $350.3 million, payment of debt issuance costs associated with the issuance of $350.0 million in aggregate principal amount of the Company's 7.875% Senior Secured Notes due 2028 (the “New Notes”) of $11.4 million, payments of capital lease obligations of $6.7 million, and the payment of dividends of $2.6 million, offset by $347.7 million in proceeds received from the issuance of the New Notes.

The Company generated $351.5 million of cash flows from operating activities for the full year 2021 compared to $112.6 million in 2020. Capital expenditures and mine development costs for the full year 2021 were $71.4 million. Cash flows used in financing activities for the full year 2021 were $96.5 million, primarily due to the repayment of $40.0 million under the ABL Facility, payments on capital lease obligations of $29.0 million, payment of dividends of $10.5 million and a net $14.0 million of payments associated with the issuance of the New Notes and redemption of the Existing Notes.
The Company’s total liquidity as of December 31, 2021 was $479.0 million, consisting of cash and cash equivalents of $395.8 million and available liquidity under its ABL Facility of $83.2 million, net of outstanding letters of credit of $9.4 million.

Capital Allocation
As previously disclosed on December 6, 2021, the Company consummated its previously announced private offering (the “Offering”) of the New Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in accordance with Regulation S under the Securities Act. The Company used the net proceeds of the Offering, together with cash on hand, to fund the redemption of all of the Company’s Existing Notes, including payment of the redemption premium in connection with such redemption. Concurrently with the closing of the Offering, the Company amended and restated the existing ABL Facility to among other things (i) extend the maturity date to five years at the closing of this Offering, (ii) amend certain definitions of the borrowing base, (iii) increase the commitments that may be used to issue letters of credit to $65 million and (iv) to amend certain baskets contained in the covenants to conform to the baskets contained in the indenture that governs the New Notes. The amended and restated ABL Facility allows the Company to borrow up to $132.0 million through October 14, 2023, decreasing to $116.0 million through November 2026, subject to meeting borrowing base and other conditions.

On February 18, 2022, the board of directors declared a regular quarterly cash dividend of $0.06 per share, totaling approximately $3.1 million, which will be paid on March 10, 2022 to stockholders of record as of the close of business on March 3, 2022.

Collective Bargaining Agreement
The Company’s Collective Bargaining Agreement (“CBA”) contract with the United Mine Workers of America (“UMWA”) expired on April 1, 2021, and the UMWA initiated a strike which continues today. The Company continues to negotiate in good faith to reach a new union contract. During the strike, the

Company continues to successfully execute its business continuity plans, allowing it to meet the needs of its valued customers. Despite incurring costs associated with the strike, the Company has been able to manage its working capital and spending to deliver strong results in the current markets. For more labor related information go to https://warriormetcoalfacts.com.

The Company believes that it is well positioned to fulfill anticipated customer volume commitments for 2022. In the current operating environment and without a new contract, the Company believes that production and sales volume for 2022 could be between 5.5 million and 6.5 million short tons as indicated under Company Outlook below. These volumes include the assumed restart of Mine 4 and continued lower production at Mine 7. While the Company has business continuity plans in place, the strike may still cause disruption to production and shipment activities, and the plans may vary significantly from quarter to quarter for the full year of 2022.

Similarly, with a new contract, Warrior believes that production and sales volume over a twelve-month period could ramp up to a run rate of approximately 7.5 million short tons within three to four months.

Company Outlook
The Company's outlook for 2022 is subject to many risks that may impact performance, such as the UMWA strike, market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company's guidance for the full year 2022 is outlined below.

Coal sales	5.5 - 6.5 million short tons
Coal production	5.5 - 6.5 million short tons
Cash cost of sales (free-on-board port)	$94 - $100 per short ton
Capital expenditures	$95 - $105 million
Mine development costs	$22 - $26 million
Selling, general and administrative expenses	$33 - $37 million
Interest expense, net	$35 - $38 million
Noncash deferred income tax expense	18% - 20%
Cash tax rate	0%

Key factors that may affect outlook include:
•Three planned longwall moves (Q2, Q3, Q4)
•HCC index pricing
•Exclusion of other non-recurring costs
•New UMWA contract
•Inflationary pressures

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $75-$80 million, including regulatory and gas requirements, and discretionary capital spending of $20-$25 million for the 4 North portal construction.

Environmental, Social and Governance Sustainability
The Company recently published its annual corporate environmental, social and governance sustainability report for 2021, which is located at http://www.warriormetcoal.com/corporate-sustainability/. The report was prepared in accordance with the codified standards of the Sustainability Accounting Standards Board. The Company is committed to transparency and open conversations surrounding environmental, social and governance topics. Although Warrior's underground metallurgical (met) coal operations have a minimal environment impact compared to surface-mined thermal coal, the Company strives to be an environmental steward by focusing on preservation of the environment, monitoring energy use, reducing greenhouse gas (GHG) emissions and effective land reclamation. As part of that commitment, the Company is partnering with a third-party consultant to develop a comprehensive ESG strategy in 2022, including updated targets and enhanced reporting.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2021 results today, February 22, 2022, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 22, 2022 until 6:30 p.m. ET on March 4, 2022. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 4187370.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2022 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, our ability to fulfill expected customer orders and the outcome of negotiations with our labor union, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2021 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
Revenues:
Sales	$396,790	$206,261	$1,028,283	$761,871
Other revenues	18,755	5,992	30,933	20,867
Total revenues	415,545	212,253	1,059,216	782,738
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	155,194	191,509	554,282	625,170
Cost of other revenues (exclusive of items shown separately below)	6,107	11,469	28,899	33,736
Depreciation and depletion	39,397	39,279	141,418	118,092
Selling, general and administrative	9,411	7,774	35,593	32,879
Business interruption	7,480	—	21,372	—
Idle mine	13,696	—	33,899	—
Total costs and expenses	231,285	250,031	815,463	809,877
Operating income (loss)	184,260	(37,778)	243,753	(27,139)
Interest expense, net	(9,435)	(8,463)	(35,389)	(32,310)
Loss on early extinguishment of debt	(9,678)	—	(9,678)	—
Other income	—	1,722	1,291	3,544
Income (loss) before income tax expense (benefit)	165,147	(44,519)	199,977	(55,905)
Income tax expense (benefit)	26,657	(10,808)	49,096	(20,144)
Net income (loss)	$138,490	$(33,711)	$150,881	$(35,761)
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$2.69	$(0.66)	$2.94	$(0.70)
Net income (loss) per share—diluted	$2.68	$(0.66)	$2.93	$(0.70)
Weighted average number of shares outstanding—basic	51,430	51,190	51,382	51,168
Weighted average number of shares outstanding—diluted	51,580	51,190	51,445	51,168
Dividends per share:	$0.05	$0.05	$0.20	$0.20

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31,		For the twelve months ended December 31,
(short tons in thousands)(1)	2021	2020	2021	2020
Tons sold	1,449	2,205	6,282	7,424
Tons produced	1,108	1,760	5,604	7,862
Gross price realization(2)	85%	102%	92%	96%
Average net selling price	$273.84	$93.54	$163.69	$102.62
Cash cost of sales (free on board port) per short ton(3)	$105.80	$86.37	$87.48	$83.74
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and twelve months ended December 31, 2021 and 2020, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
Cost of sales	155,194	191,509	554,282	625,170
Asset retirement obligation accretion and valuation adjustments	(1,506)	(596)	(2,802)	(1,702)
Stock compensation expense	(380)	(477)	(1,917)	(1,789)
Cash cost of sales (free-on-board port)(3)	$153,308	$190,436	$549,563	$621,679

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31,		For the twelve months ended December 31,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$138,490	$(33,711)	$150,881	$(35,761)
Interest expense, net	9,435	8,463	35,389	32,310
Income tax expense (benefit)	26,657	(10,808)	49,096	(20,144)
Depreciation and depletion	39,397	39,279	141,418	118,092
Asset retirement obligation accretion and valuation adjustments	1,011	433	3,427	2,631
Stock compensation expense	607	1,968	9,370	7,602
Other non-cash accretion and valuation adjustments	800	4,955	1,881	6,014
Non-cash mark-to-market (gain) loss on gas hedges	(7,066)	—	1,595	—
Loss on early extinguishment of debt	9,678	—	9,678	—
Business interruption	7,480	—	21,372	—
Idle mine	13,696	—	33,899	—
Other income	—	(1,429)	(998)	(2,468)
Adjusted EBITDA (4)	$240,185	$9,150	$457,008	$108,276
Adjusted EBITDA margin (5)	57.8%	4.3%	43.1%	13.8%
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustments, non-cash stock compensation expense, other non-cash accretion and valuation adjustments, non-cash mark-to-market (gain) loss on gas hedges, loss on early extinguishment of debt, business interruption expenses, idle mine expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
Net income (loss)	$138,490	$(33,711)	$150,881	$(35,761)
Alabama state income tax valuation allowance	—	—	24,965	—
Asset retirement obligation valuation adjustments, net of tax	150	(238)	150	(238)
Other non-cash valuation adjustments, net of tax	347	2,944	347	2,944
Business interruption, net of tax	5,898	—	16,852	—
Idle mine, net of tax	10,799	—	26,729	—
Loss on early extinguishment of debt, net of tax	7,631	—	7,631	—
Incremental stock compensation expense, net of tax	—	—	960	—
Other income, net of tax	—	(1,026)	(820)	(1,772)
Adjusted net income (loss) (6)	$163,315	$(32,031)	$227,695	$(34,827)

Weighted average number of basic shares outstanding	51,430	51,190	51,382	51,168
Weighted average number of diluted shares outstanding	51,580	51,190	51,445	51,168

Adjusted basic net income (loss) per share:	$3.18	$(0.63)	$4.43	$(0.68)
Adjusted diluted net income (loss) per share:	$3.17	$(0.63)	$4.43	$(0.68)
(6)    Adjusted net income (loss) is defined as net income (loss) net of asset retirement obligation valuation adjustment, other non-cash valuation adjustments, business interruption expenses, idle mine expenses, loss on early extinguishment of debt, incremental stock compensation expense and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
OPERATING ACTIVITIES:
Net income (loss)	$138,490	$(33,711)	$150,881	$(35,761)
Non-cash adjustments to reconcile net income (loss) to net cash provided by operating activities	70,736	31,294	216,325	109,796
Changes in operating assets and liabilities:
Trade accounts receivable	(48,880)	(1,881)	(38,852)	16,173
Income tax receivable	—	—	—	24,274
Inventories	26,990	30,422	45,693	(13,465)
Prepaid expenses and other receivables	(2,010)	(13,468)	8,538	(19,374)
Accounts payable	(3,576)	4,192	(20,322)	15,361
Accrued expenses and other current liabilities	(6,344)	763	(16,444)	(3,936)
Other	(693)	12,862	5,724	19,558
Net cash provided by operating activities	174,713	30,473	351,543	112,626
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(23,744)	(15,429)	(57,893)	(87,488)
Mine development costs	—	(13,836)	(13,462)	(27,093)
Proceeds from sale of property, plant and equipment and other	17	159	209	159
Other	—	—	—	6,233
Net cash used in investing activities	(23,727)	(29,106)	(71,146)	(108,189)
FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	(23,542)	(5,864)	(96,474)	14,096
Net increase (decrease) in cash and cash equivalents and restricted cash	127,444	(4,497)	183,923	18,533
Cash and cash equivalents and restricted cash at beginning of period	268,395	216,413	211,916	193,383
Cash and cash equivalents and restricted cash at end of period	$395,839	$211,916	$395,839	$211,916

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$174,713	$30,473	$351,543	$112,626
Purchases of property, plant and equipment and mine development costs	(23,744)	(29,265)	(71,355)	(114,581)
Free cash flow (7)	$150,969	$1,208	$280,188	$(1,955)
Free cash flow conversion (8)	62.9%	13.2%	61.3%	(1.8)%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$395,839	$211,916
Short-term investments	8,505	8,504
Trade accounts receivable	122,150	83,298
Inventories, net	59,619	118,713
Prepaid expenses and other receivables	41,088	45,052
Total current assets	627,201	467,483
Mineral interests, net	93,180	100,855
Property, plant and equipment, net	603,412	637,108
Deferred income taxes	125,276	174,372
Other long-term assets	15,142	14,118
Total assets	$1,464,211	$1,393,936
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,829	$59,110
Accrued expenses	54,847	86,108
Short term financing lease liabilities	23,622	14,385
Other current liabilities	9,830	10,715
Total current liabilities	122,128	170,318
Long-term debt	339,806	379,908
Asset retirement obligations	65,536	57,553
Long-term financing lease liabilities	28,434	24,091
Other long-term liabilities	36,324	36,825
Total liabilities	592,228	668,695
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,659,643 issued and 51,437,802 outstanding as of December 31, 2021 and 53,408,040 issued and 51,186,199 outstanding as of December 31, 2020)	537	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2021 and December 31, 2020)	(50,576)	(50,576)
Additional paid in capital	256,059	249,746
Retained earnings	665,963	525,537
Total stockholders’ equity	871,983	725,241
Total liabilities and stockholders’ equity	$1,464,211	$1,393,936